UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
November 27, 2013
Date of Report (Date of earliest event reported)
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Exact name of registrant as specified in its charter)
Pennsylvania	0-26366	23-2812193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

732 Montgomery Avenue, Narberth, Pennsylvania	19072
(Address of principal executive offices)	(Zip Code)

(610) 668-4700
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 27, 2013, following receipt of required regulatory approval, Royal Bancshares of Pennsylvania, Inc. ("Royal") and its wholly owned banking subsidiary, Royal Bank America (the "Bank"), entered into employment agreements with four executive officers:  President and Chief Executive Officer F. Kevin Tylus; Executive Vice President and Chief Administrative and Risk Officer Robert A. Kuehl; Executive Vice President and Chief Lending Officer Andrew J. Miller; and Executive Vice President and Chief Financial Officer Michael S. Thompson.     The initial terms of the agreements expire on December 31, 2014 (December 31, 2015 in the case of Mr. Tylus), subject to annual renewals thereafter absent notice of nonrenewal by either party at least 90 days prior to an annual renewal date.

Each officer is entitled to a specified annual base salary under his agreement:  $425,000 for Mr. Tylus; $245,200 for Mr. Kuehl; $215,000 for Mr. Miller; and $180,000 for Mr. Thompson.  Mr. Tylus will also receive $100,000 annually in salary stock payable in fully vested shares of the Company's common stock valued at the time of payment.  The agreements also provide for participation in employee benefit plans and programs maintained by the Company and the Bank for the benefit of their executive officers, including discretionary cash bonuses (if awarded), participation in health, disability benefit, life insurance, pension, profit sharing, retirement and stock-based compensation plans and certain fringe benefits described in the agreements.

Following a "change in control" of the Company, if the Company or the Bank terminates the employment of Mr. Tylus other than for cause or disability, or if Mr. Tylus resigns after the occurrence of specified events of "good reason," Mr. Tylus will receive a lump-sum cash payment equal to one year of his base salary.  He would also receive a lump-sum cash payment equal to one year of base salary if the Company or the Bank terminates his employment other than for cause or disability, or if he resigns after the occurrence of specified events of "good reason," absent a change in control of the Company.  Under certain circumstances, the Company and the Bank would enter into a one-year consulting agreement with Mr. Tylus in lieu of payment of severance benefits under his agreement.  The other officers would also receive a lump-sum payment equal to one year of base salary in the event that the Company or the Bank terminates their employment other than for cause or disability, or they resign after the occurrence of specified events of good reason, following a change in control or if their employment is terminated by the Company or the Bank other than for cause or disability absent a change in control of the Company.  Each agreement provides for the reduction of any severance payments to the applicable officer to the extent necessary to ensure that he will not receive "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code).

As a result of the Company's participation in the TARP Capital Purchase Program, the Company is prohibited from making any payments with respect to certain of its most highly compensated employees, which would include Messrs. Tylus, Kuehl, Miller and Thompson, in connection with a separation from service or change in control (except for payments on account of death or disability or for services performed or benefits accrued) during the period in which any obligation arising from the sale of securities to the United States Treasury remains outstanding.  Accordingly, at the present time, the Company and the Bank would be prohibited under the rules relating to the TARP Capital Purchase Program from making any of the severance payments provided under the employment agreements and described above.  In addition, as required by federal banking regulations, at the present time the Company and the Bank must receive prior approval from their primary regulators before making any payments in the nature of severance under the agreements.

Copies of the employment agreements are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively.  The foregoing description is qualified by reference to such agreements.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Employment agreement, dated as of November 20, 2013, between Royal Bancshares of Pennsylvania, Inc., Royal Bank America and F. Kevin Tylus.

10.2	Employment agreement, dated as of November 20, 2013, between Royal Bancshares of Pennsylvania, Inc., Royal Bank America and Robert A. Kuehl.

10.3	Employment agreement, dated as of November 20, 2013, between Royal Bancshares of Pennsylvania, Inc., Royal Bank America and Andrew J. Miller.

10.4	Employment agreement, dated as of November 20, 2013, between Royal Bancshares of Pennsylvania, Inc., Royal Bank America and Michael S. Thompson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ROYAL BANCSHARES OF PENNSYLVANIA, INC.

Dated: November 27, 2013
	By:	/s/ Michael S. Thompson
Michael S. Thompson
Chief Financial Officer